EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


             MSB Bank (organized under the law of the United States)

      MSB Financial Services, Inc. (incorporated in the State of New York)

            MSB Travel, Inc. (incorporated in the State of New York)